Simpson Manufacturing Co., Inc. Announces Fourth Quarter Results

PLEASANTON, Calif., Feb. 3, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") today announced its fourth quarter 2010 results. The Company's continuing operations consist primarily of the operations of Simpson Strong-Tie Company Inc. ("Simpson Strong-Tie"). On August 31, 2010, the Company completed the sale of substantially all the assets of Simpson Dura-Vent Company, Inc. The Company's results of operations reflect the reclassification of its venting operation to discontinued operations for each of the periods presented. The following discussion refers only to continuing operations unless otherwise indicated.

For the fourth quarter of 2010, net sales increased 3.9% to $119.6 million compared to net sales of $115.1 million for the fourth quarter of 2009. Losses from operations increased 82.8% from $1.0 million in the fourth quarter of 2009 to $1.9 million in the fourth quarter of 2010, primarily due to increased operating expenses, including increased stock options expense of $1.7 million associated with stock options expected to be granted in 2011 and a goodwill impairment charge of $6.3 million, partly offset by increased gross profit in the fourth quarter of 2010 as compared to the fourth quarter of 2009. The Company had a loss, net of tax, of $4.5 million for the fourth quarter of 2010 compared to a loss, net of tax, of $2.8 million for the fourth quarter of 2009. Diluted loss, net of tax, per common share was $0.09 for the fourth quarter of 2010 compared to diluted loss, net of tax, of $0.06 per common share for the fourth quarter of 2009.

In the fourth quarter of 2010, sales were mixed throughout North America and increased slightly in Europe. Sales increased in the United States with above average increases in the midwestern, southeastern and northeastern regions as compared to the fourth quarter of 2009, partly offset by decreases in the western region and California. Sales in Canada decreased compared to the fourth quarter of 2009. The sales increase in Europe comprised increases in France and the United Kingdom, partly offset by a decrease in Germany. Sales in Asia and Australia, although relatively small, increased as the Company has recently expanded its presence in the region. Sales to contractor distributors, dealer distributors and lumber dealers increased as compared to the fourth quarter of 2009, while sales to home centers decreased over the same period. Sales were mixed across most of the Company's major product lines. Sales of anchor products increased and shearwall sales increased slightly as compared to the fourth quarter of 2009.

Gross margins increased from 32.6% in the fourth quarter of 2009 to 39.8% in the fourth quarter of 2010. The increase in gross margins was primarily due to lower manufacturing costs, including lower costs of material, labor and overhead. Steel prices increased from their levels in mid-2010, as steel mills have been raising prices as demand returns to global steel markets. The Company expects steel prices to remain at current levels or to increase throughout 2011. The Company's inventories decreased 7.0% from $163.8 million at December 31, 2009, to $152.3 million at December 31, 2010, primarily due to the Simpson Dura-Vent sale, partly offset by purchases of raw materials.

Selling expense increased 9.5% from $14.5 million in the fourth quarter of 2009 to $15.9 million in the fourth quarter of 2010, primarily as a result of increases in personnel costs of $0.6 million, cash profit sharing and commissions of $0.5 million, and professional services of $0.5 million. General and administrative expense increased 19.1% from $18.7 million in the fourth quarter of 2009 to $22.3 million in the fourth quarter of 2010. The increase resulted from several factors, including increases in stock option expense of $1.6 million, information technology costs of $1.2 million, professional fees of $0.9 million, and cash profit sharing of $0.4 million, partly offset by decreases in personnel costs, excluding stock option expense, of $0.7 million, depreciation expense of $0.6 million and various other items. The goodwill impairment charge taken in the fourth quarter of 2010 was associated with assets that were acquired in Germany and Ireland in 2008. The provision for income taxes is a charge despite the loss before taxes primarily due to valuation allowances recorded on foreign taxable losses, including the goodwill impairment charge.

In 2010, net sales increased 5.5% to $555.5 million as compared to net sales of $526.5 million in 2009. Income from operations increased 149.0% from $31.5 million in 2009 to $78.4 million in 2010, primarily due to increased gross profit, partly offset by increased operating expenses, including the goodwill impairment charge taken in the fourth quarter and increased stock option expense of $1.6 million. The Company had income, net of tax, of $44.8 million for 2010 compared to income, net of tax, of $14.1 million for 2009. Diluted income, net of tax, per common share was $0.90 for 2010 compared to diluted income, net of tax, of $0.29 per common share for 2009. The Company recorded a loss from discontinued operations, net of tax, of $16.2 million for 2010, primarily as a result of a pre-tax impairment charge of $21.4 million recorded in the second quarter.

In 2010, sales increased throughout most of North America and Europe. The growth in the United States was strongest in the midwestern and northeastern regions, while sales in California and the western region declined slightly as compared to 2009. Sales in Canada increased significantly. Sales in Asia and Australia, although relatively small, have increased as the Company has recently expanded its presence in the region. Sales to dealer distributors and lumber dealers increased, while sales to contractor distributors and home centers decreased over the same period. Sales increased across most of the Company's major product lines.

Gross margins increased from 35.1% in 2009 to 44.0% in 2010. The increase in gross margins was primarily due to lower manufacturing costs, including lower costs of material, labor and overhead, and increased absorption of fixed overhead, as a result of higher production volumes.

Research and development and engineering expense increased 12.6% from $18.8 million in 2009 to $21.1 million in 2010, primarily due to increases in personnel costs of $1.6 million and cash profit sharing of $1.5 million. Selling expense increased 7.7% from $58.8 million in 2009 to $63.3 million in 2010, primarily as a result of increases in cash profit sharing and commissions of $3.3 million, professional services of $1.0 million and personnel costs of $0.4 million. General and administrative expense increased 6.3% from $75.1 million in 2009 to $79.8 million in 2010. The increase was primarily the result of increases in cash profit sharing of $5.5 million, information technology costs of $2.4 million, professional fees of $1.8 million and stock option expense of $1.6 million, partly offset by decreases in personnel costs, excluding stock option expense, of $2.0 million, bad debt expense of $1.4 million, intangible asset amortization expense of $1.1 million, depreciation expense of $0.9 million and various other items. In 2010, the Company recorded gains on sale of assets of $4.8 million, primarily due to the sale of its Brea, California, real estate. The effective tax rate was 42.6% in 2010, as compared to 55.1% in 2009. The decrease in the effective tax rate as compared to the prior year is primarily due to improved operations in countries where valuation allowances are recorded against tax losses, partly offset by a goodwill impairment charge for which a tax benefit was not recognized.

At its meeting on February 3, 2011, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be April 7, 2011, and it will be paid on April 28, 2011.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, February 4, 2011, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and twelve months ended December 31, 2010 and 2009 (unaudited), are as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2010	2009	2010	2009
Net sales	$119,606	$115,118	$555,487	$526,544
Cost of sales	71,979	77,585	311,349	341,645
Gross profit	47,627	37,533	244,138	184,899

Research and development and engineering expenses	4,954	4,752	21,110	18,756
Selling expenses	15,865	14,488	63,293	58,790
General and administrative expenses	22,331	18,748	79,788	75,063
Impairment of goodwill	6,292	–	6,292	–
Loss (gain) on sale of assets	43	561	(4,769)	794

Income (loss) from operations	(1,858)	(1,016)	78,424	31,496

Income (loss) in equity method investment, before tax	(106)	20	(535)	(194)
Interest income, net	–	66	148	175
Income (loss) from continuing operations before taxes	(1,964)	(930)	78,037	31,477

Provision for income taxes from continuing operations	2,535	1,844	33,239	17,356
Income (loss) from continuing operations, net of tax	(4,499)	(2,774)	44,798	14,121

Discontinued operations:
Loss from discontinued operations	–	(16)	(23,419)	(2,986)
Provision for(benefit from) income taxes from
discontinued operations	–	25	(7,207)	(1,082)
Loss from discontinued operations, net of tax	–	(41)	(16,212)	(1,904)

Net income (loss)	$(4,499)	$(2,815)	$28,586	$12,217

Earnings (loss) per common share:

Basic
Continuing operations	$(0.09)	$(0.06)	$0.91	$0.29
Discontinued operations	–	–	(0.33)	(0.04)
Net income	(0.09)	(0.06)	0.58	0.25

Diluted
Continuing operations	$(0.09)	$(0.06)	$0.90	$0.29
Discontinued operations	–	–	(0.33)	(0.04)
Net income	(0.09)	(0.06)	0.58	0.25

Weighted average shares outstanding:
Basic	49,756	49,337	49,498	49,135
Diluted	49,756	49,337	49,612	49,256

Other data:
Continuing operations
Depreciation and amortization	$5,114	$6,266	$21,151	$25,167
Pre-tax stock compensation expense	2,434	631	3,689	2,140
Pre-tax impairments of assets	6,710	197	6,710	197
Discontinued operations
Pre-tax impairments of assets	–	–	21,350	–

Cash dividend declared per common share	$0.10	$0.10	$0.40	$0.40

The Company's financial position (unaudited) as of December 31, 2010 and 2009, is as follows:

	December 31,
(Amounts in thousands)	2010	2009
Cash and short-term investments	$335,049	$250,381
Trade accounts receivable, net	68,256	77,317
Inventories	152,297	163,754
Assets held for sale	10,787	7,887
Other current assets	24,867	30,736
Total current assets	591,256	530,075

Property, plant and equipment, net	177,072	187,814
Goodwill	70,069	81,626
Other noncurrent assets	36,312	44,290
Total assets	$874,709	$843,805

Trade accounts payable	$35,164	$28,462
Other current liabilities	44,452	43,006
Total current liabilities	79,616	71,468

Other long-term liabilities	7,300	8,553
Stockholders' equity	787,793	763,784
Total liabilities and stockholders' equity	$874,709	$843,805

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.

CONTACT:  Barclay Simpson, +1-925-560-9032, for Simpson Manufacturing Co., Inc.